Exhibit 99

Marine Products Corporation Reports 2009 Second Quarter Financial Results

ATLANTA, July 29, 2009 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended June 30, 2009.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including Premiere Sport Yachts, SSi Wide Techs, SSX Bowriders, Sunesta Wide Techs and Xtremes, Signature Cruisers, and outboard sport fishing boats by Robalo.

For the quarter ended June 30, 2009, Marine Products generated net sales of $12,618,000, a 77.4 percent decrease compared to $55,734,000 last year.  The decrease in net sales was due to a decrease of 80.4 percent in the number of boats sold, partially offset by a 9.6 percent increase in the average gross selling price per boat.  Gross profit for the quarter was $462,000, or 3.7 percent of net sales, compared to $11,027,000, or 19.8 percent of net sales, in the prior year.  Gross profit as a percentage of net sales declined compared to the prior year due to very low production levels, which resulted in significant production inefficiencies.  Unit sales among all models declined significantly compared to the prior year, due to our dealers meeting retail demand by liquidating existing inventory.

Operating loss for the quarter was $6,310,000, compared to an operating profit of $4,407,000 in the second quarter last year due to lower gross profit and higher selling, general and administrative expenses.  Selling, general and administrative expenses in the second quarter of 2009 increased by 2.3 percent compared to the prior year due to $4,255,000 in expenses related to our previously discussed dealer inventory reduction efforts, partially offset by decreases in other expenses which vary with sales and profitability, as well as the impact of ongoing cost reduction measures.

Net loss for the quarter ended June 30, 2009 was $3,835,000, a decrease compared to net income of $3,896,000 in the prior year.  The net loss was due to an operating loss and lower interest income, partially offset by an income tax benefit. Diluted loss per share for the quarter was $0.11, a decrease compared to $0.11 diluted earnings per share in the prior year.

Net sales for the six months ended June 30, 2009 were $26,424,000, a 78.2 percent decrease compared to the first six months of 2008.  Net loss for the six-month period was $6,321,000 or $0.18 loss per diluted share compared to net income of $8,028,000 or $0.22 diluted earnings per share in the prior year.

Richard A. Hubbell, Marine Products’ Chief Executive Officer, stated, "Marine Products’ second quarter 2009 results reflect the continued depressed state of the recreational boating industry.  The ongoing recession and lack of availability of consumer credit continue to prevent consumers from purchasing large discretionary items such as pleasure boats.  Also, continued residential real estate weakness in key boating markets and cool, rainy weather in the Northeast have made the 2009 retail selling season even weaker than last year.

2nd Quarter 2009 Press Release

“As we discussed at the end of the first quarter, one of our objectives this year has been to help our dealers manage their inventories.   By providing substantial financial support, we have helped dealers sell from their existing inventory, which has enhanced their financial results as well as prepared them to meet renewed retail demand with current models.   This effort negatively impacted our financial results, and combined with the inefficiencies resulting from low production levels, caused us to generate an operating loss for the quarter.  However, I am pleased to report that this effort has been successful.  At the end of the second quarter our field inventory is 45 percent lower than at the end of 2008, and we believe that it has declined to manageable levels given the current retail selling environment.

“Although unit sales were down among all of our models, we were somewhat encouraged by a model mix that realized higher average gross selling prices.  Our Sunesta Wide Tech and Xtreme models continue to sell at higher price points, and we also sold several of our Premiere Sport Yachts.

“This protracted downturn is beginning to affect our industry’s landscape very profoundly.  A number of manufacturers, including some large ones, have ceased operations, are attempting to sell to competitors, or have filed for bankruptcy protection.  Some boat dealers are ceasing operations, and financing continues to be difficult to obtain, both for dealers and retail customers.

“In this historically difficult environment, we are encouraged by our stamina under these conditions.  At the end of the second quarter, our balance sheet showed $55.6 million in cash and marketable securities, which increased by $4.2 million compared to the end of 2008, in spite of our operating results and support provided to our dealers.  We believe that we will eventually benefit from our financial strength and management expertise.  For example, several strong dealers whose previous manufacturers are no longer in operation have approached us about forming new relationships in their markets.  Finally, we believe that the turmoil among a number of large manufacturers will allow us to gain market share with our updated products and recognition by consumers and dealers that we will continue to be in the marketplace to serve existing dealers and consumers as well as provide high-quality products to future boaters, as is evidenced by a number of new models that we have introduced for the 2010 model year,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, July 29, 2009 at 8:00 a.m. EDT to discuss the results of the second quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ Web site at www.marineproductscorp.com.  The live conference call can also be accessed by calling (866) 864-9123 or (973) 638-3430 and using the access code #18952677.

A replay of the conference call will be available in the investor relations section of Marine Products’ Web site (www.marineproductscorp.com) beginning approximately two hours after the call.  The rebroadcast will also be available until August 5, 2009 via telephone by calling (800) 642-1687 or (706) 645-9291 and using the access code #18952677.

2nd Quarter 2009 Press Release

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats; Premiere Sport Yachts; and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our statements that the ongoing recession and lack of availability of consumer credit prevent consumers from purchasing pleasure boats; our belief that weakness in certain residential real estate markets and weather in certain areas of the United States has contributed to a weak 2009 retail selling season; our belief that helping dealers reduce their inventories has prepared them to meet renewed retail demand with current models; our belief that that our dealers’ floorplan financing will be in place for the upcoming model year; our belief that the protracted downturn in the recreational boating business will allow us to gain market share with updated products and recognition by consumers and dealers because of our strong presence in the marketplace; our belief that we are well positioned to benefit during the current industry turmoil; and our belief that we are prepared to capitalize on opportunities to increase our market share and generate superior financial performance to build long-term shareholder value.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2008.

For information contact:
BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

2nd Quarter 2009 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended June 30, (Unaudited)	Second Quarter				Six Months
	2009	2008	% BETTER (WORSE)		2009	2008	% BETTER (WORSE)
Net Sales	$12,618	$55,734	(77.4)%		$26,424	$121,276	(78.2)%
Cost of Goods Sold	12,156	44,707	72.8		26,020	96,785	73.1
Gross Profit	462	11,027	(95.8)		404	24,491	(98.4)
Selling, General and Administrative Expenses	6,772	6,620	(2.3)		11,471	14,879	22.9
Operating (Loss) Income	(6,310)	4,407	NM		(11,067)	9,612	NM
Interest Income	382	629	(39.3)		837	1,192	(29.8)
(Loss) Income Before Income Taxes	(5,928)	5,036	NM		(10,230)	10,804	NM
Income Tax (Benefit) Provision	(2,093)	1,140	NM		(3,909)	2,776	NM
Net (Loss) Income	$(3,835)	$3,896	NM	%	$(6,321)	$8,028	NM	%

(LOSS) EARNINGS PER SHARE
Basic	$(0.11)	$0.11	N/M	%	$(0.18)	$0.22	N/M	%
Diluted	$(0.11)	$0.11	N/M	%	$(0.18)	$0.22	N/M	%

AVERAGE SHARES OUTSTANDING
Basic	36,074	35,813			35,996	35,748
Diluted	36,074	36,464			35,996	36,460

2nd Quarter 2009 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(in thousands)
	2009	2008
ASSETS
Cash and cash equivalents	$10,143	$8,975
Marketable securities	20,291	13,791
Accounts receivable, net	1,411	3,209
Inventories	12,699	26,443
Income taxes receivable	4,480	1,178
Deferred income taxes	753	1,691
Prepaid expenses and other current assets	1,317	2,060
Total current assets	51,094	57,347
Property, plant and equipment, net	13,900	15,307
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	25,224	37,904
Deferred income taxes	2,646	2,615
Other assets	4,618	6,739
Total assets	$101,255	$123,685

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$1,036	$5,931
Accrued expenses and other liabilities	9,645	15,112
Total current liabilities	10,681	21,043
Pension liabilities	5,343	5,597
Other long-term liabilities	450	495
Total liabilities	16,474	27,135
Common stock	3,689	3,643
Capital in excess of par value	-	-
Retained earnings	82,218	92,989
Accumulated other comprehensive (loss) income	(1,126)	(82)
Total stockholders' equity	84,781	96,550
Total liabilities and stockholders' equity	$101,255	$123,685